Exhibit 99.1
Press Release
FOR IMMEDIATE RELEASE: July 2, 2009
For Further Information:
At the Company:
Jeffrey L. Wright, Executive Vice President and Chief Financial Officer
Shayn R. Carlson, Director of Investor Relations
952.912.5500
G&K Services Completes New $300 Million Credit Facility
New Facility Maintains Strong Liquidity and Increases Financial Flexibility
MINNEAPOLIS, MN, July 2, 2009 — G&K Services, Inc. (NASDAQ: GKSR) has completed a $300 million, three-year revolving credit facility. The new facility, which will mature in July 2012, replaces the company’s previous credit facility which was scheduled to mature in August 2010. At closing, the company expects to draw down approximately fifty percent of this credit facility, which is consistent with the borrowing level under the previous credit facility and provides over $150 million of available liquidity.
“Our objective in pursuing the new credit facility was to retain a strong level of financial flexibility in this tough economic environment and position G&K to capture future growth opportunities as the economy recovers,” said Jeffrey Wright, executive vice president and chief financial officer. “Executing this credit facility at market favorable terms during very difficult economic conditions and uncertain credit markets reflects our excellent cash flow, solid business model, strong management team and conservative credit profile. This new credit facility provides substantial liquidity and additional financial flexibility and reflects the strong relationships we have with our banking partners.”
A copy of the Credit Agreement has been filed under Form 8-K.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning our intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended June 28, 2008.
About G&K Services, Inc.
G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has approximately 9,000 employees serving more than 175,000 customers from over 170 facilities in North America and Europe. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s website at www.gkservices.com.